EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 30th day of November, 2006 by and between Whirlaway Corporation, an Ohio Corporation with its principal place of business in Wellington, Ohio (the “Company”), and Thomas G. Zupan (the “Executive”).

WITNESSETH:

WHEREAS, the Company recognizes the value of the Executive’s experience and expertise and desires to continue in its employment of the Executive as Vice-President of the Company; and

WHEREAS, the Executive wishes to continue to be employed by the Company in such capacity; and

WHEREAS, the Company and the Executive mutually desire that their employment relationship be set forth under the terms of this written Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises, covenants and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, on the terms and conditions set forth herein. The Company reserves the right to terminate the Executive at any time, subject to the Company’s obligation to pay the Executive compensation as otherwise provided for herein.

2.
Term. This Agreement is effective as of November 30, 2006 (the “Commencement Date”) and shall continue until the second anniversary of the Commencement Date, unless further extended or sooner terminated as hereinafter provided. On the second anniversary of the Commencement Date and on the anniversary of the Commencement Date in each year thereafter, the term of the Executive’s employment hereunder will be extended automatically by one (1) additional year, unless at least 30 days prior to the date of such automatic extension the Company shall have delivered to the Executive, or the Executive shall have delivered to the Company, written notice that the term of the Executive’s employment hereunder shall not be extended.

3.
Position and Duties. The Executive shall serve as Vice-President of the Company with responsibilities and authority as may from time to time be assigned by the President or the Board of Directors of the Company. The Executive agrees to perform faithfully and industriously all duties the Company may assign to him. The Executive shall devote all of his working time and efforts to the business affairs of the Company, to the exclusion of all other employment or business interests other than passive personal investments, charitable, religious or civic activities. The Executive may not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors of the Company.

4.
Compensation and Benefits. In consideration of the Executive’s performance of his duties hereunder, the Company shall provide the Executive with the following compensation and benefits during the term of his employment hereunder.

(a)
Base Salary. The Company shall pay to the Executive an aggregate base salary (“Base Salary”) at a rate of One-Hundred Eighty Thousand Dollars ($180,000) per annum, payable in accordance with the Company’s normal payroll practices. The Executive’s Base Salary may be adjusted from time to time by the Board of Directors in accordance with the normal business practices of the Company.

(b)	Bonus. The Executive will be eligible for an annual bonus in accordance with the Company’s annual incentive policy for executive employees.

(c)
Expenses. The Company, as applicable, shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in his performance of services hereunder, including all expenses of travel and entertainment, provided that such expenses are incurred, accounted for and documented in accordance with the Company’s regular policies. The Company reserves the right to establish limits on the types or amounts of business expenses that the Executive may incur.

(d)
Employee Benefits. The Executive shall be entitled to participate in all Company employee benefit plans for which the Executive is eligible, subject to the rules and regulations applicable thereto, which were in effect on the date hereof (including, but not limited to, life, disability, and health insurance plans and programs and savings plans and programs) as such plans may continue or be altered by the Board of Directors of the Company from time to time at the Board’s discretion.

(e)
Vacation and Other Absences. The Executive shall receive reasonable and customary vacation in each calendar year during the term of this Agreement, in accordance with the Company's present policies. The Executive shall also receive paid absences for holidays or illnesses in accordance with the Company's applicable plans, policies or provisions.

(f)
Stock Options. Effective as of December 1, 2006 (the “Date of Grant”), the Company’s parent company, NN, Inc., will grant the Executive the option (the “Option”) to purchase an aggregate of 9,000 shares of NN. Inc. common stock at an option price equal to the closing price of NN, Inc.’s common stock as reported on the Nasdaq National Market on December 1, 2006 pursuant to NN. Inc.’s standard form of Stock Option Agreement which will provide for the Option to become exercisable for 3000 of the shares on the first anniversary of the Date of Grant and will become exercisable for 3000 additional shares on each succeeding anniversary date until fully exercisable.

5.	Termination. Except for the provisions of Paragraphs 7, 8, 9, 10, and 11, which shall continue in full force and effect, this Agreement shall terminate upon the first to occur of the following:

(a)	The death of the Executive;

(b)	The permanent Disability of the Executive, as defined in Paragraph 6(a)(iii);

(c)	The Executive’s Separation From Service by the Company for “Cause" as defined in Paragraph 6(a)(i);

(d)	The Executive’s Separation From Service by the Company without Cause;

(e)	The Executive’s Separation From Service with "Good Reason" as defined in Paragraph 6(a)(ii);

(f)
The Executive’s Separation From Service without Good Reason, provided that the Executive shall provide a Notice of Termination in accordance with Paragraph 6(a)(iv). Upon receipt of notice of such Notice of Termination given by the Executive, the Company reserves the right to terminate the Executive's employment, effective immediately; or

(g) Upon written notice as provided in Paragraph 2.

6.
Compensation and Benefits in the Event of Termination or Separation From Service. In the event of the Executive’s Separation From Service during the term of this Agreement or any renewal thereof, compensation and benefits shall be paid as set forth below. To be eligible for any payments under this Paragraph 6, Executive must (i) execute and deliver to Company a final and complete release in a form that is acceptable and approved by the Company, and (ii) in Company’s good faith belief, be in full compliance with the provisions of Paragraphs 7 through 9 and 11 hereof at the time of any such payment.

(a)	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)
The term "Cause" shall include, but shall not be limited to the occurrence, in the Company’s good faith belief, of any of the following: (A) the failure of the Executive to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), which failure, if correctable, and provided it does not constitute willful misconduct or gross negligence described in Subsection (B) below, remains uncorrected for 10 days following written notice to the Executive by the President or the Board of Directors of the Company of such breach; (B) willful misconduct or gross negligence by the Executive, in either case that the Company determines is reasonably likely to undermine or harm the business or reputation of the Company; (C) a material breach by the Executive of this Agreement which, if correctable, remains uncorrected for 10 days following written notice to the Executive by the President or the Board of Directors of the Company of such breach; (D) the Executive is convicted or pleads no contest to a felony or any other crime calling into question the Executive’s judgment, integrity or truthfulness (whether or not in connection with the performance by the Executive of his duties under this Agreement); (E) the Executive violates any applicable local, state, or federal law relating to discrimination or harassment; (F) the Executive violates the Company’s policies and/or practices applicable to employees at the Executive’s level, including, but not limited to, its employment policies and/or practices, including, but not limited to, non-discrimination, anti-harassment, and non-retaliation policies and practices; or (G) the Executive fails to comply with any oral or written request or directive of Company; provided such request or directive is consistent with the Executive’s duties and/or law.

(ii)
The term "Good Reason" shall mean any action by the Company that results in (A) a significant and material diminution in the Executive's position, authority, or responsibilities or (B) a decrease in salary or material change in employee benefits or (C) a request to move the Executive’s principal place of employment to another location more than 25 miles from the Executive’s current principal place of employment, excluding in each case any action that is remedied by the Company within 10 days after receipt of notice thereof from the Executive; or

(iii)
The term “Disability” shall mean the Executive’s failure to satisfactorily perform his regular duties on behalf of the Company on a full-time basis for one hundred and twenty (120) days during any three hundred and sixty (360) day period, by reason of the Executive’s incapacity due to physical or mental illness.

(iv)
The term “Notice of Termination” shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any termination by the Executive of his employment without Good Reason shall be made on not less than 14 days' notice.

(v)
The term “Separation From Service” shall mean the Executive’s termination of employment under the Company as contemplated in guidance issued by the U. S. Department of the Treasury for purposes of applying the provisions of Section 409A of the Internal Revenue Code.

(vi)	The term “Specified Employee” shall have the meaning contemplated by Section 409A(a)(2)(B)(i) of the Internal Revenue Code and guidance issued thereunder by the U. S. Department of the Treasury.

(b)
Separation From Service by Company Without Cause or by the Executive With Good Reason. In the event the Executive incurs a Separation from Service by action of the Company without Cause or upon written notice as provided in Paragraph 2, or by the Executive with Good Reason, then the Executive shall be entitled to receive:

(i)
The Base Salary and life insurance coverage then in effect through the date which is the later of (1) the end of the current term of the Executive’s employment, or (2) one year after the date of termination, payable (except as provided in Paragraph 6(d)), in accordance with the Company’s normal payroll practices.

(ii)	Any vested rights of the Executive shall be paid to the Executive in accordance with the Company's plans, programs or policies.

(iii)	The Company shall promptly reimburse the Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon the Executive's properly accounting for the same.

(c)
Termination By The Company For Cause Or By The Executive Without Good Reason. In the event the Executive’s employment hereunder is terminated (A) by action of the Company for Cause; (B) by action of the Executive without Good Reason; or (C) by reason of the Executive’s death, Disability or retirement, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):

(1)
The Executive’s Base Salary provided under Paragraph 4(a) only through the date of termination, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

(2)
Any vested rights of the Executive shall be paid to the Executive or in accordance with the Company's plans, programs or policies. Without limiting the foregoing, in the event of the termination of the Executive's employment due to death or Disability, the rights and benefits of the Executive (or his designated beneficiary or representatives, as applicable) under any Company life, health and long-term disability plans and policies shall be determined in accordance with the terms and provisions of such plans and policies; and

(3)	The Company shall promptly reimburse the Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon the Executive's properly accounting for the same.

(d)
Payments to Specified Employees. Notwithstanding the foregoing provisions which normally require payment of certain elements of compensation within a stated period after a Separation From Service, in no event shall any payment to a Specified Employee of compensation which is subject to Internal Revenue Code Section 409A be made prior to the date which is six (6) months and one (1) day after the date of such Separation From Service. Any amount otherwise required to be paid within such payment suspension period shall be paid in a lump sum on the date the suspension period lapses or, if such date is not a regular business day of the Company, on the first regular business day of the Company which follows the expiration of the payment suspension period.

(e)
Continuation of Benefits. Following the termination of the Executive’s employment hereunder in any way other than by the Company without Cause, or by the Executive with Good Reason, the Executive shall have the right, at the Executive’s sole expense, to continue in the Company’s group health insurance plan or other Company benefit program as may be required by COBRA or any other federal or state law or regulation. Following the termination of the Executive’s employment hereunder by the Company without Cause, or by the Executive with Good Reason, the Executive shall have the right, at the Company’s sole expense, to continue in the Company’s group health insurance plan through the date which is the later of (1) the end of the current term of the Executive’s employment, or (2) one year after the date of termination; provided, however that if the Company, in its sole discretion, determines that such continued participation is not feasible for any reason, the Company may opt to provide, at its sole expense, COBRA coverage for the Executive for such period.

(f)
Limit on Company Liability. Except as expressly set forth in this Paragraph 6, the Company shall have no obligation to the Executive under this Agreement following a termination of the Executive's employment with the Company. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following a termination of the Executive's employment with the Company, have any obligation to provide any further benefit to the Executive or make any further contribution for the Executive's benefit except as provided in this paragraph 6.

7.
Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, "Confidential Information"). In performing duties for the Company, the Executive regularly will be exposed to and work with Confidential Information. The Executive acknowledges that such Confidential Information is critical to the Company's success and that the Company has invested substantial sums of money in developing the Confidential Information. While the Executive is employed by the Company and after such employment ends for any reason, the Executive will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information unless specifically directed by the Company to do so in writing. The Executive agrees that whenever the Executive's employment with the Company ends for any reason, all documents containing or referring to Confidential Information as may be in the Executive's possession or control will be delivered by the Executive to the Company immediately, with no request being required.

8.
Non-Interference with Personnel Relations. While the Executive is employed by the Company and for two years after such employment ends for any reason, the Executive acting either directly or indirectly, or through any other person, firm, corporation or entity, will not hire contract with or employ any employee of the Company or induce or attempt to induce or influence any employee of the Company to terminate employment with the Company. However, this provision shall not apply to the Executive in the case of the solicitation of his or her immediate family members.

9.
Non-Competition. While the Executive is employed by the Company and through the date which is the later of (1) the then current term of the Executive’s employment, or (2) two years after the Executive’s employment ends for any reason, the Executive will not, directly or indirectly, or through any other person, firm, corporation or entity (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any competing business, or (ii) call on, solicit or communicate with any of the Company's customers (whether actual or potential) for the purpose of selling precision metal components, assemblies, turned parts, other similar products and other related items to such customer other than for the benefit of the Company. As used in this Agreement, the term "competing business" means a business that is a manufacturer and supplier of precision metal components, assemblies, turned parts or other similar products and the term "customer" means any customer (whether actual or potential) with whom the Executive or any other employee of the Company had business contact on behalf of the Company during the eighteen (18) months immediately before the Executive's employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit the Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

10.
Notification to Subsequent Employers. The Executive grants the Company the right to notify any future employer or prospective employer of the Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

11.	Company Proprietary Rights.

(a)
Company to Retain Rights. The Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by the Executive during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company (collectively, "Company Intellectual Property") shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.

(b)
Further Assurances. At the request of the Company, the Executive shall, at the Company's expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as the Executive may have to all Company Intellectual Property in which the Executive may be able to claim any rights by virtue of his employment under this Agreement.

(c)
Return of Material. Upon the termination of the Executive's employment under this Agreement, the Executive will promptly return to the Company all copies of information protected by Paragraph 11(a) hereof which are in his possession, custody or control, whether prepared by him or others, and the Executive agrees that he shall not retain any of same.

12.
Representation and Warranty of the Executive. The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, partnership, company, corporation or entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

13.
Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions, provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.

14.
Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

15.
Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Whirlaway Corporation
720 Shiloh Avenue
Wellington, OH 44090 Attn: Mr. Roderick R. Baty

With a copy to:	NN, Inc. 2000 Waters Edge Drive Johnson city, TN 37604 Attn: Mr. Roderick R. Baty

To the Executive:	Thomas Zupan
577 County Road 500
Ashland, Ohio 44805

16.
Successors: Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be binding upon the Company, the Executive and their respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him/her hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.

17.
Compliance with Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder, including without limitation any regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt the Agreement from Section 409A and/or preserve the intended tax treatment of the benefits provided hereunder, or to comply with the requirements of Section 409A and related U.S. Treasury guidance.

18.
Modification, Waiver or Discharge. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. However, the Company may unilaterally revise the provisions of this Agreement governed by the provisions of Internal Revenue Code Section 409A in order to make the Agreement compliant therewith. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any time or at any prior or subsequent time.

19.
Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto with respect to its subject matter, including, but not limited to, all employment agreements, change of control agreements, non-competition agreements or any other agreement related to the Executive's employment with the Company.

20.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio to the extent federal law does not apply.

21.
Resolution of Disputes. Any dispute or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Cincinnati, Ohio in accordance with the Employment Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitration panel shall be equally borne by the Company and the Executive. Each party shall be liable for its own costs and expenses as a result of any dispute related to this Agreement.

22.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

23.
No Adequate Remedy At Law; Costs to Prevailing Party. The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and particularly a breach of Paragraphs 7, 8, 9, or 11, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements.

24.
Non-Assignability. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign this Agreement (i) to any affiliate of the Company, or (ii) in connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes the Company's obligations hereunder.

25.
Headings. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. Reference to Paragraphs are to Paragraphs in this Agreement.

26.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as of the date first above written.

WHIRLAWAY CORPORATION

By:
ATTEST:_____________________________________	Roderick R. Baty, President

       EXECUTIVE

                                                                                                                              ________________________________________________
                                                                                                                               Thomas G. Zupan